                                  VUL  PruLife Custom Premier II
                                    Prospectus Filing May 2005

                 Demonstration of how the annual investment returns of the sub-accounts were derived from the hypothetical gross rates of return, how charges against sub-account assets were deducted the from annual investment returns of the sub-accounts

                 Hypothetical Gross Annual Investment Return                         6.00%
                 less       Arithmetic Average of
                            Total Contractual Porfolio Expenses            -         0.85%
                 less       Guaranteed
                            Mortality and Expense Fee                      -         0.45%
                                                                                  ---------
                 Fund Crediting Rate (Net Annual Investment Rate)          =         4.70%

                                  VUL  PruLife Custom Premier II
                                    Prospectus Filing May 2005

Male     Preferred    NonSmoker                        Level Death Benefit  (Type A)
Age:                  32                               CVAT
Face:            100,000                               Maximum Charges
TTR:                   0                               Assume Annual Payment of 1200 in all years
                                                       Hypothetical Annual Return of 6% Gross, 4.7% Net
Policy --- Year 5
                              (0a)           (0b)           (1)          (2)         (3)         (4)        (5)          (6)            (7)          (8)             (9)              (10)           (11)           (12)             (13)               (14)
                              BOP            BOP                                     Per         Per       Montly                      Total                        Total             EOP                           EOP               EOP                EOP
                            Contract        Accum         Premium    Per Policy    Premium      $1,000      Cost       Monthly       Contract     Surrender         Cash             Basic         Corridor       Corridor           Death              Accum
   Month        YEAR          Fund          Prems          Paid         Loads       Loads        Load      Of Ins      Interest        Fund        Charges       Surr Value            DB           Factor           DB            Benefits          Prems Paid

     1           5               2,561          5,300         1,200              9       162          12         15             14         3,577          457             3,119         100,000         4.08           14,593           100,000             6,521
     2           5               3,577          6,521              -             9         -          12         15             14         3,555          457             3,097         100,000         4.08           14,504           100,000             6,542
     3           5               3,555          6,542              -             9         -          12         15             14         3,533          457             3,075         100,000         4.08           14,413           100,000             6,564
     4           5               3,533          6,564              -             9         -          12         15             13         3,511          457             3,053         100,000         4.08           14,323           100,000             6,585
     5           5               3,511          6,585              -             9         -          12         15             13         3,488          457             3,031         100,000         4.08           14,232           100,000             6,607
     6           5               3,488          6,607              -             9         -          12         15             13         3,466          457             3,009         100,000         4.08           14,141           100,000             6,628
     7           5               3,466          6,628              -             9         -          12         15             13         3,443          457             2,986         100,000         4.08           14,049           100,000             6,650
     8           5               3,443          6,650              -             9         -          12         15             13         3,421          457             2,964         100,000         4.08           13,957           100,000             6,672
     9           5               3,421          6,672              -             9         -          12         15             13         3,398          457             2,941         100,000         4.08           13,865           100,000             6,694
    10           5               3,398          6,694              -             9         -          12         15             13         3,376          457             2,918         100,000         4.08           13,772           100,000             6,716
    11           5               3,376          6,716              -             9         -          12         15             13         3,353          457             2,895         100,000         4.08           13,679           100,000             6,738
    12           5               3,353          6,738              -             9         -          12         15             13         3,330          457             2,872         100,000         4.08           13,586           100,000             6,760

( 0a)       BOP Contract Fund - Beginning of Period Contract Fund = Ending Contract Fund from the previous month

( 0b)       BOP Accum Prem - accumulated at 4% effective annual interest rate, with annual premiums paid at the beginning of the contract year

(1)        Premium paid  = 1200

(2)        Per Policy load = $9 per month in year 5.

(3)        Sales and Admin Load = 13.5% of premium paid

(4)        Per $1,000 load  -   $0.12 per month per 1,000 of insurance amount

(5)        Monthly Cost of Insurance - based on 1980 CSO Age Last Birthday Male NonSmoker

(6)        Monthly Interest -   interest earned on the account value = (12) * [(1+i) ^ (1/12) -1 ] where i=4.7% is the crediting interest rate.

(7)        Total Contract Fund   -  End of Period contract fund =  (0) + (1) - (2) - (3) - (4) - (5) +(6)

(8)        Surrender Charges =  Surrender Charge premium * Surrender Charge percentage where surrender charge premium = $847 and surrender charge percentage = 54% for the 5th policy year.

(9)        Total Cash Surr Value  = Cash Surrender Value corresponding to illustration year 5 = (7) - (8)

(10)        EOP Basic DB - End Of Period Death Benefit = face amount plus the contract fund or Accumulated Premiums , if applicable

(11)        Corridor factor  - cash value accumulation corridor factor for Male age 32 NonSmoker CVAT

(12)        EOP Corridor DB - End of Period Corridor Death Benefit = (11) * (7)

(13)        EOP Death Benefit - End of Period Death Benefit corresponding to illustration year 5 = max [ (10) , (12) ]

(14)        EOP Accum Prems Paid  - Premiums Paid accumulated at 4% interest, corresponding to illustration year 5